[FOR IMMEDIATE RELEASE]

Contacts:

FOR INVESTORS	FOR MEDIA

Brian Prenoveau, CFA	Matt Zachowski
Integrated Corporate Relations	Intermarket Communications
(203) 682-8200	(212) 888-6115 x228

NYFIX FILES SECOND QUARTER 2007 10-Q

OVERALL REVENUES UP 34% OVER SECOND QUARTER 2006

ACHIEVES CURRENT FILING STATUS FOR THE FIRST TIME SINCE AUGUST 2005

New York, NY August 28, 2007: NYFIX, Inc. (Pink Sheets: NYFX) (“NYFIX” or the “Company”), a trusted provider of innovative solutions that optimize trading efficiency, today announced the filing of its second quarter 2007 10-Q.

Three Month Results

Financial highlights from second quarter 2007 include:

·	Revenues of $30.8 million, a 34% increase over revenues of $23.0 million for second quarter 2006.
·	A 27% increase in net revenues for the FIX Division to $14.2 million, as compared to $11.2 million for second quarter 2006.
·	A 99% increase in net revenues for the Transaction Services Division to $13.9 million, as compared to $7.0 million for second quarter 2006.
·	A 44% decrease in net revenues for the OMS Division to $2.7 million, as compared to $4.8 million for second quarter 2006.
·	Gross profit of $13.8 million, a 31% increase over the gross profit of $10.5 million for second quarter 2006.
·
A net loss of $(7.4) million, or $(0.20) per share, compared to a net loss for second quarter 2006 of $(5.0) million, or $(0.15) per share. These net loss amounts exclude the impact of accumulated preferred dividends applicable to common stockholders which were $(1.7) million, or $(0.05) per share, and none for second quarter 2007 and second quarter 2006, respectively. Other items which affected the reported net loss amounts for second quarter 2007 and second quarter 2006 included the following:

	Three Months Ended June 30,
	2007		2006
(in millions, except p/share amounts)	Amount	p/share	Amount	p/share
SEC investigation and related restatement and other expenses	$(1.4)	$(0.04)	$(3.7)	$(0.11)
Transitional rebuilding and remediation costs	(1.7)	(0.05)	-	-
Transitional employment costs	(0.9)	(0.02)	(0.3)	(0.01)
NYSE linkage fees not passed to clients	(1.6)	(0.05)	-	-
Euro Millennium pre-operating start-up costs	(0.6)	(0.02)	-	-
Discontinued operations	-	-	(0.2)	(0.0)

NYFIX has been incurring significant transitional rebuilding and remediation costs to remediate deficiencies involving critical operational systems and processes, including technology infrastructure and management information systems, and to resolve certain historical administrative issues. In addition, NYFIX has been incurring significant transitional employment costs to build critical teams, retain key employees and remediate certain skill gaps.

Upon the March 5, 2007 effective date of Regulation NMS for exchanges, NYFIX began to incur significant linkage fees from the NYSE to route orders to other market centers with improved prices. Due to difficulties in capturing the trade information for NYSE outbound routed orders on a real time basis from March 5, 2007 through May 31, 2007, NYFIX was not able to timely notify its direct access clients of these pass-through charges. Due to these difficulties and the related contingency, NYFIX has not recorded any offsetting revenue from these clients related to these charges during this period since collectibility is currently not reasonably assured. The collectibility contingency for pass-through NYSE linkage fees was resolved on a going forward basis effective June 1, 2007.

In the second quarter of 2007 NYFIX began to incur pre-operating start-up costs for a new initiative, Euro Millennium™, a multilateral trading facility for non-displayed liquidity in pan-European listed cash equities. This initiative leverages the experience gained with NYFIX Millennium in the U.S. with the Company’s goal of global expansion during a time of rapid regulatory change. NYFIX expects to launch Euro Millennium™ in early 2008.

NYFIX expects its reported results for the remainder of 2007 to continue to reflect significant amounts of transitional rebuilding and remediation costs, transitional employment costs and Euro Millennium™ pre-operating start-up costs as well as ongoing costs related to the options investigations and litigations and other related expenses.

Six Month Results

Financial highlights from first half 2007 include:

·	Revenues of $58.5 million, a 25% increase over revenues of $46.7 million for first half 2006.
·	A 25% increase in net revenues for the FIX Division to $28.1 million, as compared to $22.5 million for first half 2006.
·	A 69% increase in net revenues for the Transaction Services Division to $24.1 million, as compared to $14.3 million for first half 2006.
·	A 36% decrease in net revenues for the OMS Division to $6.3 million, as compared to $9.9 million for first half 2006.
·	Gross profit of $27.2 million, a 25% increase over the gross profit of $21.7 million for first half 2006.
·
A net loss of $(13.7) million, or $(0.38) per share, compared to a net loss for first half 2006 of ($9.3) million, or $(0.28) per share. These net loss amounts exclude the impact of accumulated preferred dividends applicable to common stockholders which were $(3.4) million, or $(0.10) per share, and none for first half 2007 and first half 2006, respectively. Other items which affected the reported net loss amounts for first half 2007 and first half 2006 included the following:

	Six Months Ended June 30,
	2007		2006
(in millions, except p/share amounts)	Amount	p/share	Amount	p/share
SEC investigation and related restatement and other expenses	$(5.0)	$(0.14)	$(7.7)	$(0.24)
Transitional rebuilding and remediation costs	(3.5)	(0.10)	-	-
Transitional employment costs	(1.9)	(0.05)	(0.5)	(0.01)
NYSE linkage fees not passed to clients	(1.9)	(0.05)	-	-
Euro Millennium pre-operating start-up costs	(0.6)	(0.02)	-	-
Discontinued operations	-	-	(0.4)	(0.01)

Filing Status

Although not filed timely, with the filing of the second quarter 2007 10-Q with the SEC, NYFIX is now current with its periodic filing requirements for the first time since August 2005. As a result, NYFIX will once again honor employee stock option requests. NYFIX has generally not honored requests to exercise stock options due to the lack of an effective registration statement caused by the previous filing delinquency. Currently, there are pending exercise requests covering more than one million shares from terminated employees. These exercise requests must be completed within 30 days after NYFIX becomes current, with the shares issued upon exercise either held or traded at the discretion of the option holder. Due to the potential exposure the Company has to option holders if its stock price declines during the period between the initial exercise request date and the actual exercise date, the Company has offered to cash settle these awards based on the value of its stock on the initial request date. The Company estimates its maximum cash exposure for net settlements of this nature at approximately $1.8 million. Certain of these holders may decline the cash settlement offer resulting in the issuance of some portion of these shares.

Now that NYFIX is current with its periodic filing requirements, it also expects to resume issuing stock-based incentive awards to employees to assist in retention and to further promote alignment between the interests of employees and stockholders. Over the next several weeks, NYFIX expects its Board of Directors to approve a new equity incentive plan and immediately thereafter NYFIX expects to issue a significant amount of options and restricted stock awards. Certain grants made to members of senior management are expected to be made contingent on subsequent approval of the new equity incentive plan by the Company’s stockholders. As a result of this anticipated issuance, NYFIX expects its future non-cash stock-based compensation expense to have a significant effect on its reported results.

Management Conference Call

The Company will host a conference call on Wednesday, September 12, 2007 at 8:00 A.M Eastern. The conference call can be accessed live over the phone by dialing, (866) 293-8970 or for international callers by dialing (913) 312-1230.  A replay will be available two hours after the call and can be accessed by dialing (888) 203-1112 or (719) 457-0820 for international callers; the password is 8214535. The replay will be available until September 19, 2007. The call will be webcast live from the Company's website at www.nyfix.com under the investor relations section.

About NYFIX, Inc.

A pioneer in electronic trading solutions, NYFIX continues to transform trading through innovation. The NYFIX Marketplace™ is a global community of trading counterparties utilizing innovative services that optimize the business of trading. NYFIX Millennium® provides the NYFIX Marketplace™ with new methods of accessing liquidity. NYFIX also provides value-added informational and analytical services and powerful tools for measuring execution quality. A trusted business partner to the buy-side and sell-side alike, NYFIX enables ultra low touch, low impact market access and end-to-end transaction processing. For more information, please visit www.nyfix.com.

This press release and any related discussions may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. This press release and any related discussions may include forward-looking statements about transitional rebuilding and remediation expenses, transitional employment costs and continued costs related to options investigations and litigations.  Actual future events, circumstances, performance and trends could materially differ from those set forth in these statements due to various factors, including but not limited to: general economic conditions; the impact of the Company recording a significant impairment charge relating to its goodwill because the Company is not profitable; the effects of current, pending and future legislation; regulation and regulatory actions; the ability of the Company to achieve and maintain effective internal control over financial reporting in accordance with SEC rules promulgated under Section 404 of the Sarbanes-Oxley Act; the impact of accounting for stock-based compensation and ongoing regulatory investigations, including the possibility of new and significant information subsequently arising which could lead to different determinations and require different accounting treatment; actions and initiatives by both current and future competitors; the possible sales of stock by employees exercising stock options; our ability to accommodate increased levels of trading activity and keep current with market data requirements; the risks related to the ability of the Company to market and develop its products and services; the Company’s success in obtaining, retaining and selling additional products and services to clients; the pricing of products and services; stock market activity; the ability of NYFIX Clearing Corporation to clear trades due to maximum limits imposed by Depository Trust & Clearing Corporation and the need for intra-day funding commitments from third parties; the ability of the Company’s Transaction Services Division to maintain third-party assistance to access exchanges and other important trading venues; the ability of the Company to comply with the SEC’s net capital rule; the impact of the Company’s customers defaulting on their trading obligations; changes in technology; the availability of skilled technical associates; the ability of the Company to obtain necessary network equipment, technical support or other telecommunications services or being forced to pay higher prices for such equipment, support or services; and the impact of new acquisitions and divestitures; and other risks and uncertainties including those detailed in our SEC filings; as well as future decisions by us.  There can be no assurance that the forward-looking statements will prove to be accurate and the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. In addition, the forward-looking statements included in this press release represent the Company’s views as of August 28, 2007. The Company anticipates that subsequent events and developments will cause the Company’s views to change.  However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so.  These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to August 28, 2007.All trademarks, trade names, logos, and service marks referenced herein belong to NYFIX, Inc.